NEWS RELEASE 950 Echo Lane, Suite 100 Houston, TX 77024

AT GROUP 1:	President and CEO	Earl J. Hesterberg	(713) 647-5700

	Manager, Investor Relations	Kim Paper Canning	(713) 647-5700

AT Fleishman-Hillard:	Investors/Media	Russell A. Johnson	(713) 513-9515

FOR IMMEDIATE RELEASE
MONDAY, DEC. 19, 2005

GROUP 1 AUTOMOTIVE COMPLETES NEW REVOLVING CREDIT ARRANGEMENTS

HOUSTON, Dec. 19, 2005 — Group 1 Automotive, Inc. (NYSE: GPI), a Fortune 500 specialty retailer, today announced that it has completed a $950 million five-year revolving syndicated credit arrangement with 16 financial institutions, and two additional one-year credit arrangements with Ford Motor Credit Company and DaimlerChrysler Services North America LLC, providing $300 million and $210 million in vehicle inventory financing, respectively.

Seventy-five percent of the $950 million revolving facility will be available for vehicle inventory floorplan financing, with the remaining 25 percent available for working capital, including acquisitions. The facility can be expanded to $1.25 billion in total availability. Lenders in the syndicated facility include three manufacturer-affiliated finance companies – Toyota Motor Credit Corporation, Nissan Motor Acceptance Corporation and BMW Financial Services NA, LLC – and 13 commercial banks. The commercial banks are JPMorgan Chase Bank; Comerica Bank; Bank of America, N.A.; Wachovia Bank, National Association; Sovereign Bank; BNP Paribas; U.S. Bank N.A.; Key Bank; SunTrust Bank; Wells Fargo Bank, National Association; Fifth Third Bank; Bank of Oklahoma, N.A. and Amarillo National Bank. The syndication was arranged through JPMorgan Chase Bank and J.P. Morgan Securities Inc.

Group 1 also entered into separate one-year credit arrangements with Ford Motor Credit Company and DaimlerChrysler Services North America LLC for floorplan financing. The Ford facility provides $300 million of availability to finance new vehicle inventory manufactured by Ford Motor Company and its affiliates. The DaimlerChrysler facility provides $210 million of availability to finance new and rental vehicle inventory manufactured by DaimlerChrysler Motors Company, LLC and its affiliates, including Mercedes-Benz USA, LLC.

“These new arrangements will help ensure our long-term access to reasonably priced capital for inventory financing and acquisitions,” said Earl J. Hesterberg, Group 1’s president and chief executive officer. “The significant commitments of our existing lender group and the addition of several new lenders to our syndicated credit facility are evidence of the strong long-term relationships we have built with the commercial banking community and our automobile manufacturer partners. We appreciate the continued support of our existing lenders, and are pleased to be entering into new lending relationships with Nissan Motor Acceptance, Wachovia, SunTrust and Fifth Third Bank.”

Year to date, Group 1 has acquired seven franchises with total estimated annual revenues of $118.1 million and does not anticipate closing any additional acquisitions during 2005. The company has announced that it expects to return to an acquisition level of at least $300 million per year in estimated annual revenues beginning in 2006 and anticipates disposing of dealerships representing at least $120 million in annual revenues through the end of next year.

About Group 1 Automotive, Inc.
Group 1 owns 94 automotive dealerships comprised of 142 franchises, 32 brands and 30 collision service centers located in California, Colorado, Florida, Georgia, Louisiana, Massachusetts, New Hampshire, New Jersey, New Mexico, New York, Oklahoma and Texas. Through its dealerships, the company sells new and used cars and light trucks; arranges related financing, vehicle service and insurance contracts; provides maintenance and repair services; and sells replacement parts.

Group 1 Automotive can be reached on the Internet at www.group1auto.com.

This press release contains “forward-looking statements,” which are statements related to future, not past events. In this context, the forward-looking statements often include statements regarding our goals, plans, projections and guidance regarding our financial position, results of operations, market position, pending and potential future acquisitions and business strategy, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks” or “will.” Any such forward-looking statements are not assurances of future performance and involve risks and uncertainties that may cause results to differ materially from those set forth in the statements. These risks and uncertainties include, among other things, (a) general economic conditions, (b) the level of manufacturer incentives, (c) the future regulatory environment, (d) our ability to obtain an inventory of desirable new and used vehicles, (e) our relationship with our automobile manufacturers and the willingness of manufacturers to approve future acquisitions, (f) our cost of financing and the availability of credit for consumers, (g) our ability to complete acquisitions and dispositions and the risks associated therewith, and (h) our ability to retain key personnel. These factors, as well as additional factors that could affect our forward-looking statements, are described in our Form 10-K under the headings “Business—Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” We urge you to carefully consider this information. We undertake no duty to update our forward-looking statements, including our earnings outlook.